EXHIBIT 10.27

Summary of Compensation Arrangements for Robert Whitmore

The following is a description of the compensation arrangements for Robert Whitmore, Executive Vice President and Chief Technology Officer of Seagate Technology (the “Company”). This description is provided pursuant to Paragraph 10(iii) to Item 601(b) of Regulation S-K, which requires a written description of a compensatory arrangement when no formal document contains the compensation information.

As previously disclosed in the Company’s Form 8-K filed with the Securities Exchange Commission (“SEC”) on January 12, 2009, Robert Whitmore, the Company’s Executive Vice President and Chief Technology Officer, assumed the additional responsibilities previously performed by David Wickersham, who resigned from his position as the Company’s President and Chief Operating Officer effective January 12, 2009. In connection therewith, on January 29, 2009, the Compensation Committee of the Board of Directors increased Mr. Whitmore’s annual base salary to $650,000, retroactive to January 12, 2009, with a bonus at target of 100% of his base salary. Consistent with the temporary salary reductions announced by the Company and disclosed in the Company’s Forms 8-K filed with the Securities and Exchange Commission on January 14, 2009 and January 21, 2009, Mr. Whitmore’s base salary was reduced by 25%, effective February 2, 2009.

In connection with his assumption of additional responsibilities as described above, on January 30, 2009, Mr. Whitmore received a grant of stock options to acquire 1,000,000 of the Company’s common shares under the 2004 Stock Compensation Plan.